Exhibit 10.01

Description of Annual Incentive Bonus Plan for Fiscal 2020

On June 4, 2019, the Board approved the Company’s Annual Incentive Bonus Plan for fiscal year 2020. The plan provides the Company’s executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of annual targets. Performance measures under the plan will be: revenue growth, earnings per share, operating profit, and free cash flow targets at the Company level; and, additionally for certain executives, revenue growth, new business wins, operating profit, earnings per share, free cash flow and other business-specific business unit targets at the business unit level. The plan allows awards to provide for different metrics, target levels and weightings for different executives.  The Board, or the Compensation Committee if so delegated by the Board, maintains the authority to reduce annual bonus award payouts upon evaluation of each bonus award in the context of the Company’s overall performance.

Under the Annual Incentive Bonus Plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 110% of base salary in the case of the Chief Financial Officer; and between 90% and 110% of base salary in the cases of other named executive officers. Actual payout opportunities for each bonus component will range from a threshold of 50% of target to a maximum of 250% of target for the annual bonuses, in each case based on achievement of the performance measures. If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.

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